EXHIBIT 10.02

             NON-NEGOTIABLE, SECURED PURCHASE MONEY PROMISSORY NOTE

       FOR VALUE RECEIVED, the undersigned, S2 HOLDINGS, INC., a Delaware corporation, with its chief executive offices at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801 ("Maker"), hereby promises to pay to the order of J.G. WENTWORTH S.S.C. LIMITED PARTNERSHIP, a Nevada limited partnership ("Payee"), the original principal amount of Seven Million Nine Hundred Thirty-One Thousand Five Hundred Sixty Dollars ($7,931,560.00), as such original principal amount may be increased or reduced as provided in Paragraph 1 of this Note (which original principal amount, as so increased or reduced, is referred to herein as "principal", "principal amount" or "principal sum"), with interest accrued thereon at the rate of eight percent (8%) per annum, compounded annually (determined by multiplying the outstanding principal of this Note at the beginning of each month by 1/12 of 8%), all in lawful money of the United States of America, and all payable as hereinafter provided, but in no event later than August 15, 2020.

       This Note is being executed and delivered in accordance with, and is subject to the terms and conditions of, the Purchase Agreement, effective as of August 15, 2001, among Payee, J.G. Wentworth Management Company, Inc. ("JGW"), J.G. Wentworth Receivables II LLC, Receivables II-B LLC, Receivables II-B Holding Company LLC, Maker and DVL, Inc. (the "Purchase Agreement") including, without limitation, the provisions of the Purchase Agreement regarding reductions of the principal of this Note under Sections 1(c) thereof and permitted offsets of the principal of this Note under Article 9 thereof. This
Note is referred to in the Purchase Agreement as Note 1. A second note, referred to in the Purchase Agreement as Note 2, is also being executed and delivered in accordance with, and is subject to the terms and conditions of, the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

       1.     (i)    From and after February 15, 2003, the Purchase Price and
the principal amount of the Notes shall, effective as of the first day of each month, be increased PARI PASSU by (i) an amount, if any, equal to eighty-one percent (81%) of (x) the actual cash collected by R-V in the immediately prior month (the "Calculation Month") in excess of (y) the total dollar amount for the Calculation Month of "Performing Scheduled Payments" as of December 31, 2002" based upon the "Performing Cash Collections" column of the "secmodel" as shown on the form, dated June 30, 2001, of "secmodel" attached to the Purchase Agreement as SCHEDULE 1(C)(I)-1, plus (ii) an amount, if any, equal to eighty-one percent (81%) of (x) the rehabilitated claims in the Calculation Month as shown on the monthly servicer reports for R-V (the "Monthly Servicer Reports") for the Calculation Month, samples of which reports are attached to the Purchase Agreement as SCHEDULE 1(C)(I)-2, in excess of (y) the new defaults in the Calculation Month as shown on the Monthly Servicer Reports for the Calculation Month; provided, however, it is understood and agreed that increases shall be made at such 81% level only to the extent there are no then outstanding cumulative reductions in the principal amount of the Notes that were made at a 100% level; otherwise, the increases referred to above in this sentence shall be made at the 100% level, and not at the 81% level, until such cumulative reductions made at the 100% level have been reduced to zero.

              (ii) From and after February 15, 2003, the Purchase Price and the principal amount of the Notes shall, effective as of the first day of each month, be reduced PARI PASSU by an amount, if any, equal to one hundred percent (100%) of (x) the new defaults in the Calculation Month as shown on the Monthly Servicer Reports for the Calculation Month in excess of (y) the rehabilitated claims in the Calculation Month as shown on the Monthly Servicer Reports for the Calculation Month; provided, however, it is understood and agreed that reductions shall be made at such 100% level only to the extent there are no then outstanding cumulative increases in the principal amount of the Notes that were made at an 81% level; otherwise, the reductions referred to above in this sentence shall be made at the 81% level, and not at the 100% level, until the cumulative increases made at the 81% level have been reduced to zero.

              (iii) From and after August 15, 2001, the Purchase Price and the principal amount of the Notes shall, on a monthly basis, also be increased PARI PASSU, on a dollar-for-dollar basis, by the amount of any reserve fund(s) existing on or prior to August 15, 2001, which reserve fund(s) have been established under, or as provided in, the Securitization Documents, paid after August 15, 2001 to the Series 2001-A Noteholders.

              (iv) From and after August 15, 2001, in the event of any "Event of Default" (as defined in the 8/13/01 Indenture) or "Servicer Default" (as defined in the 2001-A Supplement) that results in any suspension of payment to R-V under the 2001-A Supplement, the Purchase Price and the principal amount of the Notes will be reduced PARI PASSU by an amount equal to eighty-one percent (81%) of the net present value of the remaining cash flow attributable to the "Issuer Interest" (as defined in the 8/13/01 Indenture) of R-V, as determined pursuant to the following sentence. The calculation of the net present value of such remaining cash flow payable to R-V will be made using the "cash available" column of the "secmodel" as adjusted on a monthly basis, a copy of which has been furnished, and is acceptable, to Buyer. The discount rate used in the calculation of such net present value will be the discount rate used in the 2001-A Supplement listed on Exhibit A to the Purchase Agreement. After reductions have been made under this Paragraph 1(iv) with respect to any securitization described in the Securitization Documents, no further reductions will be made under Paragraph 1(ii) with respect to such securitization. If the suspension referred to above is reversed for any reason, this clause (iv) shall have no application.

              (v) On January 15, 2003, (a) the Purchase Price and the principal amount of the Notes shall be reduced PARI PASSU by an amount, if any, equal to eighty-one percent (81%) of the excess of (x) the "Cumulative Defaults at the end of the Collection Period" as shown on the SSC Master Trust V, Series 2001-A December, 2002 servicer report less (y) Five Million Eighteen Thousand Five Hundred Sixty-Three Dollars ($5,018,563.00), or (b) the Purchase Price and the principal amount of the Notes shall be increased PARI PASSU by an amount, if any, equal to eighty-one percent 81% of the excess of (x) Five Million Eighteen Thousand Five Hundred Sixty-Three Dollars ($5,018,563.00) less (y) the "Cumulative Defaults at the end of the Collection Period" as shown on such December, 2002 servicer report.

              (vi) Net increases under Paragraphs 1(i), (ii) and (v) (that is, increases thereunder less reductions thereunder) shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000). Eighty-Seven and 16/100ths percent (87.16%) of all such increases and reductions, if any, shall be allocated to
Note 1, and the balance shall be allocated to Note 2. All such increases and reductions, if any, shall be endorsed by Payee on a grid or schedule to be attached to the Notes, and Payee is authorized by Maker to make such endorsements. All increases and reductions under this Paragraph 1 shall be made without duplication.

              (vii) It is understood and agreed that this Note shall not be deemed to have been repaid if the principal reduces to zero under this Paragraph 1 at any time prior to August 15, 2020, but shall be deemed to have been repaid upon payment in full of all principal and accrued interest outstanding on August 15, 2020.

       2. Maker shall pay the principal of this Note and accrued interest thereon as follows: Within twenty (20) days after the end of each calendar month, provided Maker receives distributions or other monies in such calendar month with respect to its Class B Interest or immediately after Maker receives such distributions or monies, commencing with September 20, 2001, and until this Note has been paid in full, Maker shall pay to Payee an amount equal to eighty-seven and 16/100ths percent (87.16%) of eighty-one percent (81%) of the Cash Flow (as that term is hereinafter defined) of Maker for such month. In the event of a sale, transfer, financing or other similar transaction relating to the Class B Interest that results in the receipt of cash proceeds by Maker in respect thereto, Maker shall pay to Payee an amount to be agreed to in good faith by Maker and Payee taking into account Payee's contribution to such transaction and the then respective after-tax positions of Maker and Payee and, in such event, future payments under SCHEDULE A attached hereto and made a part hereof shall be appropriately reduced. The foregoing provisions of this Paragraph 2 shall not limit or affect in any manner Payee's rights, and/or Maker's obligations, in the Pledge Agreement; nor, without limiting the foregoing, may the Class B Interest be sold, assigned or otherwise transferred or encumbered, except as permitted in the Pledge Agreement. All payments shall first be applied to the accrued but unpaid interest on this Note and then to the principal outstanding on this Note, until this Note is paid in full and fully amortized. Notwithstanding the foregoing, in no event shall the amount retained by Maker for any such month out of Cash Flow be less than one-twelfth (1/12th) of the amount set forth in said SCHEDULE A, column 1 (in respect of the year of the relevant payment) nor greater than the amount set forth in said SCHEDULE A, column 2 (in respect of the year of the relevant payment). For purposes of this Note, "Cash Flow" means all gross revenues and receipts (including, without limitation, distributions and sales and other proceeds) directly or indirectly attributable to, or received on or with respect to, Maker's interest in R-II-B and/or the Class B Interest (and all proceeds thereof). On or before twenty (20) days after the end of each such month, there shall be delivered by Maker to Payee a statement of the chief financial officer of Maker indicating the Cash Flow for the immediately preceding month set forth in reasonable detail; provided, however, as long as JGW is Master Servicer (as defined in the Securitization Documents referred to in the Purchase Agreement), Maker shall not be required to deliver such statement to Payee. Payee and its representatives shall from time to time have the right to inspect and make copies of the books and records of Maker to determine whether any and all payments by Maker were in the correct amount. The cost of such inspection shall be borne by Payee, except that if such examination reveals that there is an underpayment to Payee of more than five percent (5%) for any month for which the inspection is made, the cost of such inspection shall be paid by Maker to Payee within ten (10) days after demand therefor. Notwithstanding any other provision of this Note, the entire unpaid balance of the principal sum, plus all accrued and unpaid interest thereon, and all other sums, if any, due and payable hereunder shall be paid on August 15, 2020, regardless of the amount of Maker's Cash Flow from time to time. Any interest not paid when due hereunder shall accrue and be added to principal.

       3. Subject to the provisions of this Note permitting reduction of, or offset against, principal otherwise due under this Note and to the terms of the Purchase Agreement (including, without limitation, provisions of the Purchase Agreement permitting reduction of, or offset against, principal otherwise due under this Note), the principal sum and all other sums due hereunder shall be payable without set-off or deduction at the address of Payee at Green Valley Executive Suites, 2920 N. Green Valley Parkway, Building 3, Suite 321, Henderson, NV 89014, or at such other place as Payee, from time to time, may designate in writing, and provided Maker has notice of such other place, Maker shall make payment at such other place.

       4. At any time after the fifth (5th) anniversary of the execution of the Notes, Maker shall have the right at any time to prepay the Notes in whole (but not in part) provided Maker pays an amount equal to (x) (i) Nine Million One Hundred Thousand Dollars ($9,100,000), plus (ii) the amount of any and all net increases in the principal amount of the Notes under Paragraph 1, plus (iii) all accrued but unpaid interest on the Notes, minus (y) the sum of all principal payments actually paid on the Notes; otherwise, Maker shall not have the right to prepay, and shall not prepay, the Notes, in whole or in part, without Payee's prior written consent in each instance (which consent may be withheld by Payee for any reason or for no reason).

       5. If any payment of principal, interest or any other payment due hereunder is not made within ten (10) days when due (including, without limitation, when due as a result of acceleration under Paragraph 6), then, provided Maker receives distributions or other monies with respect to its Class B Interest with respect to the month such payment was due in an amount sufficient to make such payment, the amount of such payment shall, until paid, bear interest at a rate equal to the rate specified in the first paragraph hereof plus two and one-half percent (2.5%); provided, however, the proviso set forth above in this Paragraph 5 shall not apply to the payment due on August 15, 2020.

       6.     (i)    Upon the failure of Maker to pay any installment of
principal or interest due hereunder within ten (10) days after the due date thereof (and the continuation of such failure for five (5) days after written notice from Payee) or (ii) upon the commencement of an involuntary case or the filing of a petition against Maker seeking bankruptcy of Maker under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator, custodian, trustee (or similar official) of Maker for any substantial part of its property, or seeking the winding-up or liquidation of its affairs (and such involuntary case or petition is not dismissed within thirty (30) days after the filing thereof), or the commencement by Maker of a voluntary case or the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, under the Federal bankruptcy laws as now or hereafter constituted, or any other applicable Federal or state bankruptcy or insolvency or other similar law, or the consent by Maker to the appointment of or taking possession by a receiver, liquidator, trustee, custodian (or other similar official) of Maker for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or (iii) if Maker sells any material assets outside of the ordinary course of business (it being understood and agreed that a Capital Event shall not be deemed to be outside of the ordinary course of business) or authorizes any merger, consolidation, dissolution or liquidation of Maker, or (iv) there is any default not cured within any applicable grace period, under the Pledge Agreement, then the entire unpaid balance of principal and all other sums due under this Note shall accelerate and be immediately due and payable.

       7. Maker hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note. Maker agrees that Maker's liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. Maker agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting its liability hereunder. Maker hereby waives and releases all errors, defects and imperfections in any proceeding instituted by Payee under the terms of this Note.

       8. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Payee in order to effect the provisions of this Note. In addition, in no event shall the rate of interest payable under this Note exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as Payee may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the said sums outstanding shall be refunded in cash by Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder. Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including, without limitation, fees and late charges, shall be deemed, to the extent permitted by law, to be an expense, fee, premium or liquidated damages, rather than interest.

       9. All rights and remedies of Payee under this Note and any applicable law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. The enumeration in this Note of any waivers or consents by Maker shall not be deemed exclusive of any additional waivers or consents by Maker which may be deemed to exist in law or equity. No delay or omission by Payee in exercising any right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment of this Note, shall be deemed made by Payee unless in writing and duly signed by Payee. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Payee, and no single or partial exercise of any right or remedy under this Note shall preclude any other or further exercise thereof or any other right or remedy.

       10. Maker will reimburse Payee, upon demand, for all costs and expenses incurred in connection with the collection and/or enforcement of this Note, the Pledge Agreement and/or the Guaranty or with respect to any litigation or controversy arising from this Note, the Pledge Agreement and/or the Guaranty (including, without limitation, reasonable attorneys' fees) whether or not suit is actually instituted.

       11. Maker agrees that this Note shall be governed by and construed according to the laws of the State of Delaware applicable to contracts wholly performed within such jurisdiction.

       12. Payee shall have the absolute right to pledge and/or assign all or, at any time and from time to time, any part of its right, title and interest in, to and under this Note and/or the Pledge Agreement to any one or more of Payee's affiliates and/or to any one or more banks or other institutional lenders (including, without limitation, insurance companies, pension or retirement funds or systems, or regulated entities), or by operation of law; provided, however, this Note is non-negotiable.

       13. The obligations of Maker under this Note are secured, limited recourse obligations of Maker, payable solely from the collateral pledged to Payee pursuant to the Pledge Agreement; provided, however, if Maker violates the terms of Section 8 and/or 9 of the Pledge Agreement in any respect, the obligations of Maker under this Note shall be fully recourse obligations of Maker, and any and all assets of Maker will be available for payment of such obligations.

       IN WITNESS WHEREOF, the undersigned has executed this Note on August 16, 2001 and delivered this Note on August 20, 2001, but this Note is effective as of August 15, 2001.

                                       S2 HOLDINGS, INC.



                                       BY:
                                          --------------------------------------
                                          Alan Casnoff
                                          Vice President